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Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 1996 Stock Plan of VCampus Corporation of our report dated March 14, 2003, except for Note 17, as to which the date is March 28, 2003, with respect to the consolidated financial statements and schedule of VCampus Corporation included in its Annual Report as amended (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

McLean, Virginia
June 7, 2004

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Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm